[Exhibit 99.1 - Press Release]

PREMIER'S PLAYERS GRILLE UNIT REPORTS JANUARY RESTAURANT SALES COMPS UP 19%

Dallas, TX. - March 02, 2005 - Premier Development & Investment, Inc.'s (OTC Bulletin Board: PDVN) Players Grille operating division announced that comparable same store sales for the monthly period ended January 2005 increased 19% from the same period a year ago.

Michael Hume, General Manager of Players Grille, stated, "I am very pleased with the results we have seen year to date in comparison to the same period last year. We are achieving across the board increases in customer counts, and in gross sales. In measuring performance, the increases we have witnessed are well
balanced across the lunch, dinner, and late night shifts.   We have also seen
substantial increases in beer, wine and liquor consumption comps, which are up 44%, 41% and 55% respectively compared to last years January period. This more profitable mix of beverage sales in relation to our overall sales will help offset some of the higher food costs associated with food preparation and increasing service and operations expenditures the restaurant industry has been recently experiencing."

About Premier

Premier Development & Investment, Inc. is a publicly held developer and operator of theme-based restaurant and bar concepts. These concepts are developed internally and through partnerships with other restaurant developers with the intent of building them into full-fledged chains and franchise opportunities. Premier owns and operates the Player's Grille Restaurant and Bar(TM), a casual dining sports themed concept based in Florida. Premier Realty Holdings, Inc., a wholly owned subsidiary, operates Countrywide Realty Services, http://www.cw-realty.com , a full service commercial and residential listing brokerage firm specializing in selling, buying, or leasing properties and providing a full range of real estate services to the greater Miami and Southeastern Florida marketplace.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Premier Development & Investment, Inc.) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the restaurant industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth and prospective dealings and joint venture projects. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Premier. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, and changes in federal or state tax laws. For a description of additional risks and uncertainties, please refer to Premier's filings with the Securities and Exchange Commission.

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